SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between George L. Mikan III (“I,” “me” or “my”) and United HealthCare Services, Inc., its predecessors, successors, parents, subsidiaries, affiliates, and joint venture partners (“Employer”). Employer and I agree:

1.     Termination and Revised Duties. My employment with Employer will terminate on February 29, 2012 (the “Termination Date”) unless terminated earlier as provided for in Sections 3.B.iii. or 3.B.vi. of the Employment Agreement effective November 7, 2006 between Employer and me, as amended (the “Employment Agreement”). For the avoidance of doubt, Sections 3.B.ii., 3.B.v. and 4 of the Employment Agreement are hereby deleted and of no further force and effect. Effective July 5, 2011 (the “Effective Date”), I will have the title Executive Vice President and will report to the Chief Executive Officer of Optum (the “Optum CEO”). I will provide transitional assistance thereto along with any other executive-level responsibilities that are assigned to me from time-to-time and will devote my business time and energy to the faithful and diligent performance of such duties; provided that prior to the Termination Date I shall not accept or agree to any other employment arrangement of any kind that has an effective commencement date prior to the Termination Date. During the period of my continued employment, I shall be paid bi-weekly salary at the same annualized rate of pay currently in place, and shall remain eligible for the employee benefits set forth in Section 2.D of the Employment Agreement in accordance with their terms, including both of the existing life insurance policies that Employer has in place on my behalf. I will remain eligible to participate in Employer's annual incentive compensation plan for calendar year 2011 in accordance with the plan's terms. I agree that I will not receive a payout under the long-term cash incentive award for the 2009-2011 performance period granted to me in 2009 under Employer's Executive Incentive Plan.

2.    Severance Benefits. Unless my employment is terminated as provided for in my Employment Agreement, including, without limitation, due to my death or disability or if I resign for any reason prior to the Termination Date, and subject to Section 13 and my continued compliance with Section 4, Employer will provide me with the following severance benefits (the “Severance Benefits”), less applicable tax withholdings and deductions, subject to my execution and delivery of (i) this Agreement and (ii) an additional release of claims not materially different from Section 3 below (the “Additional Release”) to be provided to me by Employer effective as of the Termination Date or such earlier time as Employer has determined I have undergone a “separation from service” for purposes of Section 409A, which Additional Release shall be subject to the same review and revocation periods set forth in Sections 10 and 11 of this Agreement; provided, that I will not be entitled to the Severance Benefits unless I execute and deliver the Additional Release and the Additional Release becomes irrevocable within such review and revocation periods:

A.
An amount equal to (1) $1,700,000, which represents two times my annualized base salary, plus (2) an amount equal to two times the average of the total of bonus and incentive compensation paid to me for the two most recent calendar years (excluding equity-related awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments) prior to the Termination Date. Subject to Section 13.C. below, this amount will be paid to me bi-weekly on the regular employee payroll cycle over the two year period following the Termination Date.

B.
$24,000 to offset the costs of COBRA and to defray attorneys' fees for the review of this Agreement. Subject to Section 13.C. below, this amount will be paid on the first payroll date that occurs following the Termination Date.

The compensation and Severance Benefits in this Agreement are in lieu of any compensation, payments or benefits or any kind to which I otherwise might be entitled to under my Employment Agreement or severance plan or program.

3.    General Release.

A.	I release the following parties from all claims I may have, known or unknown, against them:

i.	Employer;

ii.	Employer's parent, subsidiary and affiliated companies;

iii.	Employer's predecessors; and

iv.	All of the above companies' agents, directors, officers, employees, representatives, shareholders, successors and assigns.

B.
I understand that my release of all claims is a GENERAL RELEASE of all claims and includes all claims related to my employment with Employer or the termination of my employment, or any actions, conduct, decisions, behavior, or events occurring up through my execution of this Agreement (whether pursuant to the Employment Agreement or otherwise). For example, and in no way limiting the breadth of my release, my release includes claims based on:

i.
Any federal statute, including: the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act

of 1874; the Age Discrimination in Employment Act; the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; the Genetic Information Nondiscrimination Act of 2008; and the National Labor Relations Act;

ii.	Any state statute, including discrimination and whistleblower statutes;

iii.	Any ordinance;

iv.	Any express or implied contract, including but not limited to notice and all other obligations arising under the Employment Agreement;

v.	Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;

vi.	Negligence; or

vii.	Any other legal theory.

My release also waives my right to begin or continue any complaint under Employer's Internal Dispute Resolution (IDR) policy. I affirm that I have not filed, and that I will not file, any claim released in this Agreement against Employer, and that I have not assigned any claim release in this Agreement to anyone else.

My release does, however, waive my right to receive any individual remedy, including monetary damages, in connection with any charge or claims for indemnity or contribution that are based on any of the matters covered by the foregoing provisions of this Section 3.B, or any such claims that arise after the effective date of the releases provided for in this Agreement.

However, my release does not: (i) affect my right to obtain any vested and nonforfeitable balance in my accounts under any qualified or non-qualified retirement plan; (ii) preclude me from exercising any conversion or continuation coverage rights I may have under Employer's welfare benefit plans; (iii) waive my right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency concerning my employment to the fullest extent permitted by law, or (iv) affect my rights to (A) the continuation of employee benefits under Section 1 of this Agreement, (B) the payment of the Severance Benefits under Section 2 of this Agreement, or (C) the equity awards that have been previously granted to me in accordance with their terms, as modified by the terms of Section 5 of this Agreement, including rights to continued vesting, in accordance with the terms of the applicable equity award agreement, during the period which I am to receive Severance Benefits hereunder.

4.    Section 5 of Employment Agreement: Property Rights, Confidentiality, Non- Disparagement and Restrictive Covenants. Section 5 of my Employment Agreement, “Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants,” is hereby terminated and of no further force and effect, and I agree to the following in its stead:

A.	Employer's Property.

i.
Assignments of Property Rights. I must promptly disclose in writing to Employer all inventions, discoveries, processes, procedures, methods and works of authorship, whether or not patentable or copyrightable, that I alone or jointly conceive, make, discover, write or create, during working hours or on my own time, during this Agreement's Term (the “Works”). I hereby assign to Employer all my rights, including copyrights and patent rights, to all Works. I must assist Employer as it reasonably requires to perfect, protect, and use its rights to the Works. This provision does not apply to any Work for which no Employer equipment, supplies, facility or trade secret information was used and: (1) which does not relate directly to Employer's business or actual or demonstrably anticipated research or development, or (2) which does not result from any work performed for Employer.

ii.
No Removal of Property. I may not remove from Employer's premises any Employer records, documents data or other property, in either original or duplicate form, except as necessary in the ordinary course of Employer's business.

iii.
Return of Property. I must immediately deliver to Employer, on the Termination Date, or at any other time at Employer's request, all Employer property, including records, documents, data, and equipment, and all copies of any such property, including any records or data I prepared during employment.

B.
Confidential Information. I acknowledge that in the course of my employment, I have acquired and had access to, and will continue to be given access to and provided with through the Termination Date, confidential information, trade secrets, proprietary data and non-public information (“Confidential Information”). Examples of Confidential Information include, but are not limited to, inventions; new product or marketing plans; business strategies and plans; non-public information concerning business affairs; businesses or entities (and any employee, officer, director, consultant, owner, principal, partner or shareholder thereof) identified as potential or actual merger, acquisition, investment or strategic alliance targets or partners; the identity of and any information regarding any Identified Companies; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and information. I agree not to disclose or use Confidential Information, either during or after my employment with Employer, except as necessary to perform my duties to Employer or as Employer may consent in writing. This Agreement does not restrict use or disclosure of information (i) that is publicly available, (ii) that I obtained from a source other than Employer before becoming employed by Employer, or (iii) that I received from a source outside Employer without an obligation of confidentiality.

C.
Non-Disparagement. Except as required by a governmental, regulatory or judicial authority investigation or proceeding, or unless called by legally enforceable subpoena to testify under oath, I will not at any time disparage, characterize negatively or defame Employer or the reputation, image, products, services, corporate governance, financial performance or business strategies of Employer or the reputation, character or performance of any of its current or former directors, officers, employees or agents, or engage in any action or conduct which reflects negatively on any of them.

D.
Restrictive Covenants. I agree to the restrictive covenants in this Section 4.D. in exchange for the additional consideration provided to me and Employer's promises in this Agreement. In consideration for Employer's additional undertakings and obligations pursuant to this Agreement, the restrictive covenants in this Section 4.D. will be in effect during my employment and will remain in effect for 24 months following the Termination Date for any reason, except as specifically provided for below, (the “Restrictive Covenants Period”). During the applicable Restrictive Covenants Period, in connection with my seeking of future employment or otherwise providing services, I shall inform any prospective employer, partner or other applicable person of the restrictive covenants set forth in this Section 4.D. I agree that, except as provided in this Section 4.D., during the Restrictive Covenants Period, I will not, without Employer's prior written consent, directly or indirectly, for myself or for any other person or entity, including, without limitation, any PE Firm (as defined below) or any of its portfolio companies, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity, engage in any of the following:

i.
Customer Solicitation. For a period of three years from the Termination Date, solicit, attempt to solicit, call on or service any person or entity (a) who was an Employer provider or customer at any time within the 18 months before the Termination Date, and with whom I had contact to further Employer's business, or for whom I provided services or oversaw the provision of services for during my employment, or about whom I had Confidential Information, (b) who is known by me to have been a prospective provider or customer of Employer within the 18 months before the Termination Date, or (c) about whom I had Confidential Information. Notwithstanding the foregoing, it is not a breach of this Section 4.D.i for me to solicit, attempt to solicit, call on or service any person or entity with respect to areas and subjects that do not relate to any Employer line of business, so long as such action does not directly or indirectly interfere with Employer's relationship or potential relationship with any person or entity listed in the preceding sentence. For the avoidance of doubt, I may engage in fundraising activities on behalf of the PE Firm to obtain capital commitments for any of its private equity funds without being deemed to violate the provisions of this Section 4.D.i.

ii.
Employee Solicitation or Hiring. For a period of three years from the Termination Date, hire, employ, recruit or solicit, or cause, permit or assist any person or entity to hire (a) any person I know to be a current employee or consultant of Employer, (b) a current employee of any company or entity who is known to me to have been contemplated by Employer as a potential or actual merger, acquisition, investment, strategic alliance or partner target during the 12 months prior to the Termination Date, or (c) any person who was an employee or consultant of Employer during the 12 months prior to the Termination Date; provided, however, that I shall inform any PE Firm with which I become associated not to hire, employ, recruit or solicit, and such PE Firm shall not hire, employ, recruit or solicit, any employees of Employer during such three year period; provided, further, that I shall not have breached this Section 4.D.ii if any portfolio company of such PE Firm hires, without my knowledge or assistance, any employee of Employer , provided that I shall not have communicated with such portfolio company, directly or through a third party, about any such employee or with respect to the potential hiring of Employer's employees more generally. Notwithstanding the foregoing, it is agreed that I may hire my assistant, Laura Post.

iii.
Interference. Induce or influence any person (other than Laura Post) that I know to be an employee, consultant, or provider of Employer to terminate his, her or its employment or other relationship with Employer.

iv.
Competitive Activities. (i) engage, participate or invest in, (ii) own, become a principal of, employed by or otherwise associated with, (iii) render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of, any business, entity, individual or activity that is directly or indirectly in competition with any product, service, business or activity engaged in by Employer or known to me to be contemplated to be engaged in by Employer as of the Termination Date; provided, however, that this section 4.D.iv. will not prevent me from (a) beneficially owning an entirely passive interest of less than 2% of the shares of any public company in the healthcare industry, or (b) engaging, participating or investing in, owning, becoming a principal of, becoming employed by or otherwise associated with one or more independent private equity firms (individually and collectively, the “PE Firm”) (including ownership or investment in a holding company or entity that owns both a PE Firm and an affiliated entity that provides M&A advisory services to companies and investors in the healthcare industry, so long as I do not directly provide or assist in the provision of such services to any client or customer of such affiliated entity (provided also that I may be a member of such affiliated entity's board of directors) (the foregoing clause (b) of Section 4.D.iv being referred to as the “PE Firm Exception”); provided further, however, that my activities or role on behalf of the PE Firm with respect to Competitive Companies (as defined below) shall be limited to the analysis, assessment and making of portfolio company investments in Competitive Companies and shall not include my (1) serving as an officer, director or employee of any such Competitive Company (including any portfolio company of PE Firm), or (2) managing, directly or indirectly, the day to day operations of any such Competitive Company, or (3) engaging in, discussing, providing or communicating about, directly or indirectly (I) the business strategy or tactics of any such Competitive Company (provided that in the context of analyzing and assessing a possible investment in any such Competitive Company on behalf of the PE Firm it shall not be a violation of this clause (I) for me to listen to or receive information from such Competitive Company regarding its business strategy) or (II) competition against any product, service, business or activity engaged in by Employer. For purposes of this Agreement, the terms “Competitive Company” or, collectively, “Competitive Companies” shall mean those entities or businesses that would be considered to be in competition with any product, service, business or activity contemplated in that Optum 5-year strategic plan (the “Optum Plan”) (whether or not specifically referenced therein) that I prepared and presented to Employer in June 2011, as well as, beginning one year following the Termination Date, Independent Physician Associations and care delivery operations.
Notwithstanding the foregoing, I may request that Employer grant a modification or waiver of the restrictions set forth in this Section 4.D.iv. which grant or denial will not be unreasonably withheld. If granted, such waiver or modification must be signed by the Optum CEO.
Notwithstanding the foregoing, I further agree that, without the prior written consent of Employer, signed by either the CEO of Employer or the Optum CEO, to be provided in Employer's sole and absolute discretion, I shall not be Involved In (as defined below):

A.
(1) owning, an interest in, (2) pursuing an investment in or other transaction with, (3) providing capital (in any form) to, or (4) assisting, in any way, (Y) any of the companies or their successors identified on a list provided to me in writing at the time of the execution of this Agreement (provided that, through and including the Termination Date, Employer and I may supplement such list as to a particular company where, for example, I have received from Employer Confidential Information with respect to such company), and (Z) any and all Independent Physician Associations and care delivery operations (but only for one year following the Termination Date), health plans and health insurance companies (the companies referred to in this Section 4.D.iv.A., individually and collectively, the “Identified Companies”);

B.
contacting or communicating or causing any contacts or communications with any of the Identified Companies (or their affiliates, officers, employees or directors) with respect to the business activities of the Identified Companies; or

C.
any activity that in any manner may adversely affect, impact or interfere with Employer's relationship or negotiations with any of the Identified Companies (or their affiliates, employees, officers, employees or directors)

I further agree that for purposes of this section the term “Involved In” means personally supervising, directing, communicating about, advising or providing input on, being privy to communications or approving, with respect to the activities in section 4.D.iv, A., B. or C.
I represent that I will affirmatively recuse myself immediately from any of the above activities in Sections 4.D.iv., A., B. or C. as soon as I become aware that the business or activities of the PE Firm may involve any Identified Company. For the sake of clarity, “recuse” means that I will not (i) supervise, direct, communicate or advise about, provide input on, approve or be responsible for or (ii) provide or be privy to any communication, advice or input whatsoever, with respect to the activities in section 4.D.iv., A., B. or C.
I shall not disclose the identities of the Identified Companies or identifying information with respect to such companies to the PE Firm or any other person or entity.
For the avoidance of doubt, nothing in this Section 4.D.iv. relieves me of my obligations not to disclose or use Confidential Information.
If at any time during the Restrictive Covenants Period I am associated with a PE Firm, I agree to meet with the Optum CEO, no less than quarterly during the Restrictive Covenants Period and subject to any confidentiality restrictions to which I may be subject pursuant to my affiliation with such PE Firm, to provide an overview of the investments made or agreed to be made by the PE Firm in Competitive Companies or Identified Companies during the quarter preceding such meeting.

v.	Assisting Others. During the applicable Restrictive Covenants Period, I will not knowingly assist anyone in any of the activities listed above.

vi.
Acknowledgments. I acknowledge that the services that I provide to Employer are a significant factor in the creation of valuable, special and unique assets which provide Employer with a competitive advantage. I acknowledge that my position as an executive and officer of Employer place me in a position of confidence and trust with the Employer, and that in connection with my various positions and services rendered to Employer, I have had access to Confidential Information regarding Employer's business. I acknowledge that given the nature of the businesses in which Employer is engaged, the covenants referenced in this Section 4 are reasonable and necessary to protect the legitimate interests of Employer, and that any violations or threats to violate these provisions would cause Employer to sustain irreparable harm. I further agree to refrain from engaging in any activity that either could foreseeably fall within a restricted or prohibited activity as defined in this Section 4, or could reasonably give rise to an inference that I may be viewing or could inevitably disclose Confidential Information.

vii.
Engagement in Certain Activities. I will not directly or indirectly solicit, encourage, initiate, assist or participate, in any manner, with Employer's shareholders or potential investors in any action or conduct related to or directed at Employer such as a proxy contest, consent solicitation, request for information, white paper or similar publication, notice of nomination, or meeting of or other communication, or any similar request, proposal, or measure made on behalf of myself or any shareholders or potential investors of Employer.

E.
Cooperation and Indemnification. I agree that I will cooperate (i) with Employer in the investigation, prosecution or defense of any potential claims or concerns regarding Employer's or any affiliates' business about which I have relevant knowledge, including by providing truthful information and testimony as reasonably requested by Employer, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning Employer or its affiliates. Employer will reimburse me for any reasonable travel and out-of-pocket expenses I incur in providing such cooperation. In the event that I am requested or required by any governmental, regulatory or judicial authority or in connection with any civil litigation, regulatory or administrative proceeding to testify or otherwise provide any Confidential Information, as defined in this Agreement, I agree to give Employer prompt notice of such request, such that Employer may seek a protective order or other appropriate relief. Employer will indemnify me in accordance with the Minnesota Business Corporation Act for all claims and other covered matters arising in connection with my employment.

F.
Injunctive Relief. I agree that (a) legal remedies (money damages) for any breach of this Section 4 will be inadequate, (b) Employer will suffer immediate an irreparable harm from any such breach, and (c) Employer will be entitled to injunctive relief from a court in addition to any legal remedies Employer may seek in arbitration. If an arbitrator or court determines that I have breached any provision of this Section 4, I agree to pay to Employer its reasonable costs and attorney's fees incurred in enforcing that provision. If an arbitrator or court determines that I have not breached my obligations under Section 4, then Employer shall pay me my reasonable costs and attorney's fees incurred in defending against any such allegation, which reimbursement shall be paid no later than the later of (i) the end of the taxable year in which the legal action, arbitration or other proceeding is finally resolved, and (ii) the last day of my taxable year following the taxable year in which the expense was incurred.

G.
Acknowledgements. I acknowledge that this Section 4 of the Agreement prohibits me from contacting, or interfering with Employer's relationship with, directly or indirectly, businesses or entities (and the employees thereof) identified by Employer as potential or actual merger, acquisition, investment, or strategic alliance targets, or for whom I had Confidential Information about, at any time before the Termination Date. In the event of any breach by me of Section 4 of this Agreement, I agree to forfeit all amounts not yet paid and otherwise due to me as described or referenced in this Agreement and to pay the reasonable attorneys' fees incurred by Employer in pursuing any of its rights and remedies with respect to such breach, as well as the actual damages sustained by Employer as a result of the breach.

H.	Survival. This Section 4, including but not limited to the Restrictive Covenants in Section 4.D, will survive the termination of the Agreement and the termination of my employment.

I.
Section 3.B.iii of the Employment Agreement. My Employment Agreement is hereby amended such that the definition of “Cause” under Section 3.B.iii. of my Employment Agreement shall include my breach of any of the provisions of this Section 4.

5.    Equity Awards. Except as otherwise provided in this Section 5, nothing in this Agreement is intended to or does supersede or otherwise affect the terms of any agreement or certificate relating to an award of stock options, restricted stock, restricted stock units, stock appreciation rights or performance based restricted stock units, except that I agree that the Restrictive Covenants sections, including, but not limited to confidential information, non-solicitation and the non-competition provisions contained in each of said documents shall be superseded and replaced by the provisions contained in Sections 4.B., 4.C., 4.D., 4.F., 4.G., and 4.H. of this Agreement. I further acknowledge that the terms of the equity award agreements or certificates provide that irreparable harm will result to Employer in the event of a violation by me of the restrictive covenants contained in Section 4 above, and incorporated by reference in my equity award agreements and certificates, and that any remedy at law would be inadequate; and therefore, in the event that I violate the restrictive covenants, Employer shall be entitled, in addition to all other remedies or damages at law or in equity, including, but not limited to, those described in Section 4, above, to temporary and permanent injunctions and orders to restrain the violation by me and all persons or entities acting for or in concert with me, and that the remedies set forth in such agreement or certificate are not the exclusive remedies available to Employer. I also agree that in the event of a violation by me of the restrictive covenants set out in Section 4 of this Agreement or which are hereby incorporated by reference in my equity award agreements or certificates during the applicable Restrictive Covenants Period, I will forfeit or be required to repay or reimburse, as the case may be, (i) restricted stock, stock options, restricted stock units, stock appreciation rights, performance based stock units or other equity grants or awards which would otherwise vest, and (ii) an amount equal to the value of such grants or awards that have already vested for a period of time prior to the Termination Date, pursuant to the terms of relevant plans, agreements, and certificates; provided, however, that notwithstanding the foregoing, after the second anniversary of the Termination Date and until the third anniversary of the Termination Date, in the event of my violation of the restrictive covenants set out in Section 4.D.i and ii of this Agreement or incorporated by reference in my equity award agreements or certificates, the remedies set forth in this Section 5 shall be applicable only to the portion of any performance-based equity awards of mine that will vest after December 1, 2013.

6.    Reference. I agree that, in accordance with Employer's policy, I will direct all inquiries regarding my employment, including those from prospective employers, to Employer's third-party employment verification service. I understand that such service will provide only limited information such as dates of employment and last job held.

7.     Disclosure. I have reviewed UnitedHealth Group's Code of Conduct (“Code”) and I understand my obligations to Employer under the Code. I agree that I have been given an adequate opportunity to advise Employer, and that I have fully and truthfully advised Employer, of any facts that I am aware of that constitute or might constitute a violation of the Code, any other Employer policies, or any ethical, legal or contractual standards or obligations of Employer or its affiliates. If I learn of such facts in the future, I agree to report them to Employer by contacting Employer's Compliance HelpLine at 1-800-455-4521.

8.    Confidentiality of Agreement. I will keep this Agreement and the circumstances surrounding my termination of employment confidential and will not disclose its terms or such circumstances to anyone except my immediate family, legal counsel, and financial or tax advisor, provided these individuals agree to be bound by the terms of this confidentiality provision, and as required by law.

9.    Judicial Modification and Severability. Should any of this Agreement's provisions be determined by any court, arbitrator or administrative agency to be illegal, invalid or unenforceable, in whole or in part, I agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the validity and enforceability of the remaining provisions will not be affected by such modification or severance.

10.     Period to Consider Signing Agreement. I have 21 days to consider whether to sign this Agreement.

11.    Revocation Period. I may revoke this Agreement up to 15 days after I sign it. To be effective, my revocation must be: (i) in writing; (ii) emailed to Rich Baer at rich.baer@uhc.com; and (iii) sent within the 15-day period in a manner that provides proof it was sent (e.g., postmarked within the 15-day period).

12.     Consulting an Attorney. I understand that Employer advises me to consult with an attorney prior to signing this Agreement, but that any legal consultation is at my own expense. I agree that I have had an adequate opportunity to consult with an attorney, I have read and understand this Agreement, and I am voluntarily signing this Agreement.

13.     Internal Revenue Code Section 409A.

A.
The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. In no event whatsoever shall Employer or any of its affiliates be liable for or have any obligation to indemnify me or hold me harmless from any tax, interest or penalties that may be imposed on me under Section 409A or any damages related thereto.

B.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

C.
I hereby acknowledge that I am, and will be on the date of termination, a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), and therefore, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of my “separation from service,” and (B) the date of my death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to me in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

D.
For purposes of Section 409A, pursuant to Section 1 of the Amendment Agreement to my Employment Agreement between me and the Employer, effective as of December 31, 2008, my right to receive any installment payments pursuant to this Agreement shall be considered and are designated as, a series of separate and distinct payments.

E.
With respect to any payment set forth herein that constitutes nonqualified deferred compensation subject to Section 409A: (i) All expenses or other reimbursements as provided herein, other than the reimbursement of legal expenses provided in Section 4.F., shall be payable in accordance with the Employer's policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by me; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

14.    Non-Admission. Nothing in this Agreement is intended to be an admission by Employer that it has violated any law or engaged in any wrongdoing.
15.    Governing Law. This Agreement is governed by Minnesota law without regard to its conflict of laws provisions.

16.    Dispute Resolution.

A.
If Employer determines in good faith that I have breached any of my obligations under Sections 2.ii., 3 and 4 of this Agreement in any material respect (which materiality shall be determined in the context of compliance with this Agreement and not in the context of whether it is material to Employer), Employer shall provide me with written notice specifying the grounds of such breach (the “Breach Notice”) and the payment of my Severance Benefits, and any and all vesting, exercisability and settlement of all of my equity awards, shall be suspended effective as of the date of such Breach Notice. I will have thirty (30) days from the date of receipt of the Breach Notice to cure such breach, if curable, or to confirm to Employer's satisfaction that there has been no breach of the provisions set forth in the Breach Notice. If, during such thirty (30) day period, Employer, in good faith, concludes that the breach set forth in the Breach Notice did not occur or has been adequately cured, Employer shall provide me with written notice of such determination and the suspensions described above shall be lifted as of the date of such written notice and ignored (for purposes of payment, vesting, exercisability and settlement) as if such suspensions had never been effected; provided that Employer shall not be deemed to be in breach of any award equity award agreement or certificate as a result of any late payments, settlement or similar consequence caused by the suspension. If, however, at the end of such thirty (30) day period, Employer, in good faith, concludes that the breach set forth in the Breach Notice has occurred, Employer may institute arbitration proceedings against me as provided in Section 16.C. If I prevail in such arbitration proceeding, the suspensions set forth above shall be lifted upon issuance of the arbitration order and any Severance Benefits not paid shall be paid within five (5) days of the date of such order and any vesting, exercisability or settlement that was effected by such suspensions shall be restored as if such suspensions had never been effected; provided that Employer shall not be deemed to be in breach of any equity award agreement or certificate as a result of any late payment, settlement or similar consequence caused by the suspension. If Employer prevails, all such suspended Severance Benefits shall be forfeited and equity awards shall be forfeited as provided in Section 5 of this Agreement. Notwithstanding anything else to the contrary herein, any suspension with respect to a stock option or stock appreciation right shall be lifted thirty (30) days prior to the scheduled final expiration date of such stock option or stock appreciation right and any stock issued in respect of the exercise of such stock option or stock appreciation right shall be held in escrow; provided that Employer shall reduce the number of shares issued to me to pay applicable withholding tax and distribute to me any additional shares necessary to pay any additional federal, state and local income tax I may have with respect to such exercise. Any stock placed in escrow pursuant to the preceding sentence shall be (i) distributed to me at such time as the suspension on the stock option or stock appreciation right would otherwise have been lifted but for the preceding sentence, or (ii) forfeited by me without compensation at such time as the stock right or stock appreciation right would have otherwise been forfeited by me but for the preceding sentence.

B.
Nothing herein in Section 16.A. above shall be deemed to deprive Employer of the right under Section 4.F. of this Agreement to seek injunctive or other equitable relief from the courts to restrain or enjoin me from a breach of this Agreement (in addition to any legal remedies Employer may seek in arbitration) and if Employer succeeds in obtaining an order of temporary or preliminary relief against me, any and all vesting of all of my equity awards shall be suspended effective as of the date Employer obtains such temporary or preliminary relief.

C.
Except as otherwise specifically provided for in this Agreement, any dispute between the parties will be resolved by binding arbitration in accordance with the rules and procedures of UnitedHealth Group's Employment Arbitration Policy, as it may be amended from time to time. The arbitrator(s) may not vary this Agreement's terms and must apply applicable law.

17.    Entire Agreement. Except as specifically modified herein, the Employment Agreement shall remain in effect. This Agreement and any other documents referenced in it are the entire agreement between Employer and me regarding my employment termination. To the extent there is a conflict, the terms of this Agreement shall apply. I agree that this Agreement may only be changed by a written amendment signed by both Employer and me. Any changes to this Agreement after it was first presented to me, whether material or immaterial, do not restart the decision period described in the Section entitled “Period to Consider Signing Agreement.”

7/1/2011	/s/ George L. Mikan III
Date	Employee Signature

UNITED HEALTHCARE SERVICES, INC.

7/5/2011	/s/ Richard N. Baer
Date	By: Richard N. Baer
Title: Executive Vice President and Chief Legal Officer